Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 12, 2015--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the second quarter ended July 4, 2015. Net earnings for the second quarter were $54,267,000 or $0.95 per share on net sales of $436,291,000 as compared to the prior year second quarter net earnings of $48,405,000 or $0.85 per share on net sales of $424,776,000.

2015 Second Quarter Financial Highlights

  Net sales increased 2.7% compared to the prior year second quarter. Sales related to recent acquisitions added 7.6% for the quarter offset by the impact of foreign exchange rates on foreign sales translated into U.S. Dollars, which reduced net sales by approximately 2.8% during the second quarter of 2015. Excluding the impact of acquisitions and foreign exchange changes, net sales declined 2.1% as compared to the prior year quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $24.9 million, or 9.4%, to 288.8 million in the second quarter as compared to $263.9 million the prior year second quarter. During fiscal 2014, the company completed the acquisition of Concordia. During fiscal 2015, the company completed the acquisitions of Desmon, Goldstein Eswood, Marsal and Induc. Excluding the impact of these acquisitions, sales increased 5.3% in the second quarter, or by 7.9% on a constant currency basis, adjusting for the impact of foreign currency translation in comparison to the prior year quarter.
  Net sales at the company’s Food Processing Equipment Group decreased by $18.0 million, or 20.0%, to $71.9 million in the second quarter as compared to $89.9 million the prior year second quarter. During fiscal 2015, the company completed the acquisition of Thurne. Excluding the impact of this acquisition, sales decreased by 27.0% in the second quarter, or 22.5% on a constant currency basis.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $4.6 million, or 6.5%, to $75.5 million in the second quarter as compared to $70.9 million in the prior year second quarter. During fiscal 2014, the company completed the acquisition of U-Line. Excluding the impact of this acquisition, sales decreased by 14.4% in the second quarter, or 13.3% on a constant currency basis.
  Gross profit in the second quarter increased to $172.9 million from $166.2 million, reflecting the impact of higher sales volumes, offset by the impact of foreign exchange rates. The gross margin rate increased to 39.6% from 39.1%. The net increase in gross margin rate reflects the benefit of acquisition integration initiatives with improved margins at the Residential Kitchen Equipment Group.

  Operating income increased 10.1% in the second quarter to $79.7 million from $71.4 million in the prior year quarter. Operating income included $4.6 million of non-recurring charges associated with recent restructuring initiatives and dispute settlement costs.
  Non-cash expenses included in operating income during the second quarter of 2015 amounted to $16.5 million, including $4.2 million of depreciation, $6.9 million of intangible amortization and $5.4 million of non-cash share based compensation.
  A tax provision of $25.4 million, at an effective rate of 31.9%, was recorded during the second quarter 2015, as compared to a $23.0 million provision at a 32.2% effective rate in the prior year quarter.
  Earnings per share of $0.95 included the impact of foreign exchange rate losses and restructuring expenses, which collectively reduced earnings per share by $0.07 per share. Excluding the impact of these items, earnings per share increased by 20.%, to $1.02 per share.
  Total debt at the end of the second quarter amounted to $639.0 million as compared to $598.2 million at the end of the fiscal 2014. The net increase in debt includes acquisition related financing related to Desmon, Goldstein Eswood, Marsal, Thurne and Induc acquired during the second quarter.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the second quarter at our Commercial Foodservice Equipment Group, we continued to see strong sales growth with our chain restaurant customers adopting our new and innovative technologies as they seek to improve the efficiency of their restaurant operations. We maintained our strong profitability in this segment while we integrate five businesses acquired in this segment during the past year.”

Mr. Bassoul continued, “At our Food Processing Equipment Group, lower reported sales reflect the timing impact of large orders in comparison to the prior year. Given the nature of this business, we have historically seen volatility on a quarter over quarter basis. Additionally, as approximately half the revenues of this business are in international markets, and as a result, strengthening of the U.S. dollar has had the greatest impact on reported sales. Despite the sales decline, we continue to see a strong pipeline of project opportunities and have realized an increase in order rates of 20% over the first six months of last year, which should favorably impact the second half. We also continued to realize profit margin improvement at this segment with EBITDA margins of approximately 23.0% in the quarter.”

Mr. Bassoul added, “At our Residential Kitchen Equipment Group, lower sales reflect the anticipated impact of non-core products that were discontinued in connection with the prior year Viking distributor acquisitions and lack of product availability related to the new line of Viking refrigeration during initial production startup in the first half of 2015. We are excited about the growth potential for the new lineup of Viking ranges, cooktops, ovens and refrigeration. These innovative, new-to-market appliances have generated much attention over the past year, and we would expect improved sales as these products continue to penetrate and gain acceptance in the market.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on August 13, 2015 and can be accessed by dialing (888) 391-6937 and providing conference code 5506431# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 5506431#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Turbochef®, U-Line® and Viking®.

The Middleby Corporation was named one of Fortune Magazine’s Fastest Growing Companies in October 2014. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2015	2nd Qtr, 2014	2nd Qtr, 2015	2nd Qtr, 2014
Net sales	$436,291	$424,776	$842,887	$797,254
Cost of sales	263,402	258,602	512,436	488,104

Gross profit	172,889	166,174	330,451	309,150

Selling & distribution expenses	45,332	48,102	92,441	95,072
General & administrative expenses	44,197	42,333	88,070	82,406

Income from operations	83,360	75,739	149,940	131,672

Interest expense and deferred
financing amortization, net	4,048	4,169	7,797	8,156
Other expense, net	(366)	195	4,195	1,060

Earnings before income taxes	79,678	71,375	137,948	122,456

Provision for income taxes	25,411	22,970	45,450	40,606

Net earnings	$54,267	$48,405	$92,498	$81,850

Net earnings per share:

Basic	$0.95	$0.85	$1.62	$1.44

Diluted	$0.95	$0.85	$1.62	$1.44
Weighted average number shares:

Basic	56,963	56,866	56,940	56,661

Diluted	56,965	56,867	56,941	56,662

Comprehensive income	$61,148	$50,038	$83.230	$85,264

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s) (Unaudited)

	Jul 4, 2015	Jan 3, 2015
ASSETS

Cash and cash equivalents	$38,586	$43,945
Accounts receivable, net	239,588	229,875
Inventories, net	291,936	255,766
Prepaid expenses and other	26,175	27,980
Prepaid taxes	3,862	5,538
Current deferred taxes	53,482	51,017
Total current assets	653,629	614,131

Property, plant and equipment, net	148,838	129,697

Goodwill	833,382	808,491
Other intangibles, net	494,328	492,031
Long-term deferred tax assets	4,773	2,925
Other assets	20,998	18,856

Total assets	$2,155,948	$2,066,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$10,210	$9,402
Accounts payable	109,860	98,327
Accrued expenses	221,272	220,585
Total current liabilities	341,342	328,314

Long-term debt	564,104	588,765
Long-term deferred tax liability	91,954	88,800
Other non-current liabilities	63,595	53,492

Stockholders’ equity	1,094,953	1,006,760

Total liabilities and stockholders’ equity	$2,155,948	$2,066,131

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer